KNOLL

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports Third Quarter Results, Innovative Generation by Knoll™ Work Chair Commences Commercial Production

EAST GREENVILLE, PA, October 15, 2009 -- Knoll, Inc. (NYSE: KNL) today announced results for the third quarter ended September 30, 2009. Net sales were $181.3 million for the quarter, a decrease of 36.1% from the third quarter of 2008. Operating profit was $16.8 million, or 9.3% of net sales, a decrease of 59.1% from the third quarter of 2008. Net income was $5.7 million, a decrease of 76.4% over the third quarter of 2008. Diluted earnings per share was $0.13 compared to $0.52 diluted earnings per share in the prior year, a decrease of 75.0%.

"While demand for our products continues to be severely impacted by the global economic crisis, we are pleased that we were able to continue to report industry leading levels of operating profitability" stated Andrew Cogan, CEO. "Our strategy of diversifying our sources of revenue into high design content business continued to buffer our results. The roll out of our innovative, award winning Generation by Knoll™ work chair continued a pace in the quarter as we began commercial shipments and placed chairs in all our North American showrooms. Both the funnel of activity and the customer, architect and designer response to the chair gives us great confidence that Generation by Knoll will be a meaningful contributor to our results in the years ahead."

Third Quarter Results

Third quarter 2009 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	9/30/09	9/30/08	Change

Net Sales	$181.3	$283.5	(36.1)%
Gross Profit	61.3	104.2	(41.2)%
Operating Expenses	44.4	63.1	(29.6)%
Operating Profit	16.8	41.1	(59.1)%
Net Income	5.7	24.1	(76.4)%
Earnings Per Share - Diluted	.13	.52	(75.0)%
Backlog	121.7	203.1	(40.1)%

Net sales for the quarter were $181.3 million, a decrease of $102.2 million, or 36.1%, from the third quarter of 2008. The decrease in sales for the quarter was experienced across all product categories and geographies. The largest declines were experienced internationally and in our office systems product category.

Backlog of unfilled orders at September 30, 2009 was $121.7 million, a decrease of $81.4 million, or 40.1%, compared to unfilled orders at September 30, 2008.

Gross profit for the third quarter of 2009 was $61.3 million, a decrease of $42.9 million, or 41.2%, from the same period in 2008. Gross margin decreased to 33.8% in the third quarter of 2009 from 36.8% in the same quarter of 2008. The decrease in gross margin largely resulted from lower absorption of our fixed costs as a direct result of the lower sales volumes and price deterioration.

Operating expenses for the quarter were $44.4 million, or 24.5% of sales, compared to $63.1 million, or 22.3% of sales, for the third quarter of 2008. The decrease in operating expenses during the third quarter of 2009 was in large part due to decreased spending in conjunction with our lower sales volumes and a gain related to a reduction in our post retirement medical benefits of $1.1 million. Decreased sales and performance related compensation accounted for approximately $8.9 million of the reduction in operating expenses.

Our operating profit for the third quarter of 2009 was $16.8 million, a decrease of $24.3 million, or 59.1%, from the same period in 2008. Operating profit as a percentage of sales was 9.3%.

Interest expense in the third quarter of 2009 increased $0.3 million over the third quarter of 2008. The increase in interest expense is the result of two interest rate swap agreements that went into effect at the end of the second quarter of 2009. Other expense for the third quarter of 2009 was $3.1 million which included $3.2 million of foreign exchange losses offset by $0.1 million of miscellaneous income. Other income for the third quarter 2008 was $2.1 million.

The effective tax rate was 40.5% for the quarter, as compared to 39.0% for the same period last year. The increase in the effective tax rate is largely due to the mix of pretax income in the countries in which we operate. Net income for the third quarter of 2009 was $5.7 million, or $0.13 diluted earnings per share, as compared to $24.1 million, or $0.52 diluted earnings per share, for the same quarter in 2008.

Cash generated from operations during the third quarter 2009 was $29.5 million, compared to $50.3 million in the same period of 2008. Capital expenditures for the third quarter 2009 totaled $1.2 million compared to $3.2 million for 2008. We repaid $28.1 million of debt during the third quarter of 2009 compared to $21.0 million during 2008. We also paid a quarterly dividend of $0.9 million, or $0.02 per share, in the third quarter of 2009 compared to $5.6 million, or $0.12 per share, in the third quarter of 2008.

"In this economic environment, a top priority continues to be liquidity preservation and capital structure flexibility as demonstrated by our $28 million debt pay down and our filing of a Universal Shelf Registration Statement with the SEC earlier this quarter," stated Barry McCabe, EVP & CFO.

Conference Call Information

Knoll will host a conference call on Thursday, October 15, 2009 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 515-2914

International 617 399-5128

Passcode 77439361

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through October 22, 2009 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 82708658).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED®) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX®) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$181,282	$283,517	$596,088	$843,861
Cost of sales	120,009	179,319	389,319	548,253

Gross profit	61,273	104,198	206,769	295,608
Selling, general, and administrative expenses	44,366	63,109	146,271	184,087
Restructuring and other charges	110	-	8,422	3,432

Operating income	16,797	41,089	52,076	108,089
Interest expense	4,054	3,766	9,681	12,663
Other expense (income), net	3,112	(2,137)	4,535	(1,878)

Income before income tax expense	9,631	39,460	37,860	97,304
Income tax expense	3,905	15,398	14,535	35,046

Net income	$5,726	$24,062	$23,325	$62,258

Earnings per share:
Basic	$.13	$.52	$.51	$1.32
Diluted	$.13	$.52	$.51	$1.32
Weighted-average shares outstanding:
Basic	45,408,555	46,291,785	45,366,081	47,014,263
Diluted	45,417,593	46,522,590	45,370,009	47,178,379

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,626	$14,903
Customer receivables, net	96,096	126,051
Inventories	85,341	100,225
Prepaid and other current assets	21,492	19,069

Total current assets	216,555	260,248
Property, plant, and equipment, net	136,394	132,168
Intangible assets, net	299,381	299,120
Other noncurrent assets	8,054	6,124

Total Assets	$660,384	$697,660

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$141	$121
Accounts payable	63,073	78,442
Other current liabilities	86,206	116,457

Total current liabilities	149,420	195,020
Long-term debt	310,148	337,258
Other noncurrent liabilities	120,788	120,763

Total liabilities	580,356	653,041

Stockholders' equity	80,028	44,619

Total Liabilities and Stockholders' Equity	$660,384	$697,660

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)

Net income	$23,325	$62,258

Cash Flows provided by Operating Activities	42,462	97,537

Cash Flows used in Investing Activities	(12,247)	(9,803)

Cash Flows used in Financing Activities	(35,108)	(75,471)

Effect of exchange rate changes on cash and cash equivalents	3,616	(1,590)

(Decrease) increase in cash and cash equivalents	(1,277)	10,673

Cash and cash equivalents at beginning of period	14,903	17,975

Cash and cash equivalents at end of period	$13,626	$28,648